                                                                      EXHIBIT 11

                      BRUSH WELLMAN INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                                                                 FIRST QUARTER ENDED
                                                              -------------------------
                                                               APRIL 3,      MARCH 28,
                                                                 1998          1997
                                                              -----------   -----------
Basic:
  Average shares outstanding................................   16,317,518    16,165,728
                                                              ===========   ===========
  Net Income................................................  $ 6,162,000   $ 6,490,000
  Per share amount..........................................  $      0.38   $      0.40
                                                              ===========   ===========
Diluted:
  Average shares outstanding................................   16,317,518    16,165,728
  Dilutive stock options based on the treasury stock method
     using average market price.............................      398,104       108,429
                                                              -----------   -----------
       TOTALS...............................................   16,715,622    16,274,157
                                                              ===========   ===========
  Net Income................................................  $ 6,162,000   $ 6,490,000
  Per share amount..........................................  $      0.37   $      0.40
                                                              ===========   ===========

                                       14